Exhibit 99.1
Chart Industries Reports 2021 Fourth Quarter and Full Year Results

Atlanta, Georgia – February 24, 2022 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the fourth quarter and full year ended December 31, 2021 as well as reiterating our 2022 outlook. Further details can be found in the supplemental presentation published in the investor relations section of our website.

•Fourth quarter and full-year 2021 orders of $460.9 million and $1,676.1 million were both historical records contributing to December 31, 2021 record backlog of $1,190.1 million
•Specialty Products fourth quarter 2021 orders of $182.3 million included $85.4 million of hydrogen-related orders, contributing to full year Specialty Products orders of $648.6 million, a 132.3% increase over the full year 2020
•Record fourth quarter sales of $378.9 million contributed to record full-year 2021 sales of $1,317.7 million (an increase from full year 2020 of 11.9%; 20.2% excluding Big LNG in both periods) and sequentially increased 15.4% compared to the third quarter 2021
•Fourth quarter 2021 reported non-diluted earnings per share (“EPS”) of $0.34; adjusted non-diluted EPS of $0.73 excluding Mark-to-Market (“MTM”) and gains from investment activity contributing to full year 2021 reported non-diluted EPS of $1.66 and historical record full year adjusted non-diluted EPS of $2.84
•Completed the immediately accretive acquisition of Earthly Labs, our small-scale carbon capture technology for use in agriculture, food & beverage applications
•Reiterating our 2022 full-year revenue outlook (excluding Big LNG) of $1.70 billion to $1.85 billion and 2022 full-year adjusted non-diluted EPS guidance of $5.25 to $6.50 (excluding Big LNG) reflecting customer optimism and execution confidence
Summary:
Our fourth quarter 2021 was our highest order quarter ($460.9 million) in our history (with or without Big LNG) resulting in record full year orders ($1,676.1 million) and December 31, 2021 record ending backlog of $1,190.1 million. We continue to see broad-based demand across our product categories and geographies, reflected in three out of the four quarters of 2021 setting new historical order records. The addition of 99 new customers in the fourth quarter 2021 brought the full year 2021 total new customers to 402, with 37% in EMEA & India, 29% in North America, 24% in China and 10% in rest of the world. Additionally, broad-based demand is reflected in our 70 orders in the fourth quarter 2021 that were each above $1 million (which we call “mega orders”), resulting in 226 of these individual mega orders for the full year 2021. Strong order activity has continued, with January 2022 being our highest January order month in our history. Yesterday, we received a second limited notice to proceed from Baker Hughes on Venture Global Plaquemines Phase 1 work, which is an additional order for $9 million.

Additionally, the fourth quarter and full year 2021 were our highest sales quarter and year in our history ($378.9 million and $1,317.7 million, respectively) despite the supply chain, logistics, inflation and labor challenges well-documented economy-wide. Fourth quarter sales increased 21.3% when compared to the fourth quarter 2020 (an increase of 32.0% when excluding Big LNG revenue which was $25.4 million in the fourth quarter 2020).

Fourth quarter 2021 reported non-diluted EPS of $0.34 included one-time items related to acquisition deal-related costs, integration costs, costs of refinancing our revolving credit facility, startup costs at new facilities in our footprint (organic) as well as benefits from the mark-to-market and gain on our investments. When excluding these items, fourth quarter 2021 adjusted non-diluted EPS was $0.73, contributing to our full year 2021 reported non-diluted EPS of $1.66 and record high adjusted non-diluted full year 2021 of $2.84.

The fourth quarter 2021 was consistent with our expectations of reported operating income as a percent of sales of 5.4% and adjusted operating income as a percent of sales of 8.7% as pricing and surcharge actions gradually catch up to pre-price increase backlog shipping. Additionally, we were able to accelerate shipments on more of our pre-pricing backlog in the fourth quarter 2021, which further supports our expectation that gross margin as a percent of sales should return to approximately 30% during the second half of 2022. Price actions and cost reduction activities continued throughout the fourth quarter 2021 and into 2022. Since July 1, 2021, we have implemented four distinct overall price increases as well as two surcharges (specifics can be found in the supplemental presentation on slides 8 and 9). In addition, in the fourth quarter 2021 we eliminated free freight on volume purchases, began charging storage fees and increased our surcharge that was initially put in place in the middle of the third quarter 2021 from 10% to 15%. This surcharge will remain in place until we see meaningful tempering of material costs in our three primary raw materials - carbon steel, stainless steel and aluminum. The fourth quarter 2021 was in line with our outlook that material would become more available and that costs would not materially increase or decline in the period. Based on recent indicators, we expect the global supply chain to gradually improve throughout 2022.

Consistent with our expectations, we generated cash from operating activities of $20 million in the fourth quarter 2021. When adjusted for one-time impacts, adjusted free cash flow was $34 million (including adjustments and net of capital expenditures of $16 million, which included our decision to accelerate our capacity expansion progress in our SriCity, India facility, Tulsa flex manufacturing location and robotics). This reflects our seasonality of the fourth quarter of the year typically being the highest free cash flow quarter within any given year as well as the beginning of our intention to reduce the safety stock in inventory that had been strategically built throughout 2021.

Record orders of $460.9 million in the fourth quarter contributed to record December 31, 2021 backlog of $1,190.1 million, representing continued broad-based demand.

Record fourth quarter 2021 orders of $460.9 million was a 31.6% sequential order increase over the third quarter of 2021. There were no Big LNG orders booked in full in the fourth quarter 2021 or anytime throughout the year; we received engineering release on two of the U.S. Gulf Coast Big LNG projects that we expect to move to Final Investment Decision (“FID”) in 2022, at which time the full orders would be booked. Additionally, in December 2021, demonstrating that liquefaction demand continues to increase, we booked over $120 million of orders related to four liquefier awards with four different customers – two utility-scale LNG projects in the United States, one small-scale bioLNG project for a European customer, and one hydrogen liquefaction plant in a new geography.

Each of our end market applications within the Specialty Products segment had full year 2021 order growth above 15% compared to 2020, and total Specialty Products full year orders of $648.6 million were a 132.3% increase over 2020. Fourth quarter 2021 Specialty Products orders of $182.3 million included hydrogen and helium orders of $85.4 million, including a 15 ton per day hydrogen liquefier and 19 hydrogen trailers with five of these sold for use in South Korea. For the full year 2021, we received orders for 62 hydrogen trailers, compared to a prior record of 26 ordered in 2020. This activity contributed to full year hydrogen and helium orders of $282.1 million, a record year and a 640% increase over the full year of 2020.

Continuing on the trend of trailers, for the full year 2021 we sold a total of 594 trailers, a 64.5% increase over the full year of 2020 (361 trailers). Additionally, orders for fueling stations set new records both in the fourth quarter 2021 as well as the full year, with 48 stations sold in the fourth quarter 2021 and 92 sold in the year, an increase of 29.6% over the full year of 2020. These trends continued into the first quarter 2022, with 13 additional stations booked between January 1, 2022 and February 15, 2022 as well as 109 additional trailer orders booked in that same period.

Food & beverage full year 2021 orders were 49.2% higher than the full year 2020, and fourth quarter 2021 food & beverage sales hit record highs. We anticipate continuing record order levels in food & beverage in 2022, with ongoing restaurant footprint growth and specific projects such as our national account, Chick-Fil-A, doing refurbishment work to upgrade over 100 stores with our tanks, beginning this month. We expect additional cannabis growth resulting from continued market acceptance of cannabis and the movement to larger grow houses. Fourth quarter 2021 cannabis orders were a record.

“We expect broad-based demand for our products to continue throughout 2022, and when coupled with the anticipated Big LNG cycle kicking off in early 2022, we expect meaningful growth for our business,” stated Jill Evanko, Chart’s President and CEO. “Coupling that growth in our higher margin businesses with our pricing and cost reduction activities results in a clear path to our targeted margins in the second half 2022 even when considering the inflationary environment in which we are operating. We continue to aggressively manage cost and supply chain pressures through permanent and temporary pricing actions and have over 150 cost reduction, productivity, automation and capacity projects in flight.”

Record fourth quarter 2021 sales of $378.9 million contributed to record full year 2021 sales of $1,317.7 million.

Fourth quarter 2021 sales of $378.9 million were driven by record sales in both Cryo Tank Solutions and Specialty Products. Cryo Tank’s record sales were the result of records in all three of the Cryo Tank’s product categories (storage equipment, mobile equipment and engineered tanks & systems) while Specialty Products had record sales for the quarter in hydrogen, cannabis, water treatment and food & beverage. As a reminder, the fourth quarter 2020 included approximately $25.4 million of Venture Global Calcasieu Pass sales while the third and fourth quarter 2021 had no associated Big LNG revenue. Full year 2021 sales were $1,317.7 million. Excluding sales from the Big LNG project in the respective periods, revenue increased over 20% when compared to full year 2020.

Continued progress on pricing and cost actions support 2022 margin outlook.

Supply chain challenges, inflationary impacts and team members out with COVID-19 continued to be challenges in the fourth quarter 2021. We continued to take further pricing and cost reduction actions within the quarter to progress faster against our lagging cost to price backlog. We implemented two additional price increases in the fourth quarter 2021 and increased our temporary surcharges which are expected to cover our additional costs on new orders. Specifics include:
a.We had anticipated material cost plateauing in the fourth quarter 2021 and beginning to decline as we head into the first half of 2022; our view remains consistent with that perspective. Within the quarter and as compared to the end of the third quarter 2021, carbon steel material costs decreased more than 10%, aluminum was essentially flat, while stainless steel increased ~7%. Pricing increases met or exceeded cost increases for new orders in backlog in the quarter.
b.Logistic costs, including availability of drivers and trucks remained a challenge. In response, we are favoring local sourcing versus over-the-sea vendors, as well as being flexible in delivering our own gas for our shops when force majeures are put into effect (which initially ended in early October 2021 but began again in the Southern United States from our gas supplier the first week of January 2022 and remains in place today). While additional logistics costs had a net negative margin impact of $1.4 million in the fourth quarter 2021, generally we did not miss shipments as the result of the logistics situation, and we expect negative variance to diminish in the first quarter 2022 as the result of eliminating free freight for volume purchases.
c.During the fourth quarter 2021, we had 1.7% of our U.S. production labor out with COVID-19 (2.4% in the month of December 2021) yet it did not meaningfully impact our sales in the fourth quarter 2021. Eight of our global manufacturing sites had 100% on-time delivery in the fourth quarter 2021.

In addition to pricing actions, we continue our organic cost reduction activities including expanding robotic welding, streamlining components on specific bills of material, in house painting for transports and skids for water treatment, and standardizing on a pre-made chassis for mobile units (specific project examples and savings can be found in the supplemental presentation on slide 10). These productivity projects in addition to our sourcing and back-office actions total anticipated annualized savings of $28.9 million, with such savings anticipated to be staggered throughout 2022.

Big LNG projects progress toward FID in 2022, small-scale LNG activity is very active and LNG infrastructure demand continues to grow; all with a constructive backdrop for oil & gas spending.

This is the first time in our history where Big LNG prospects, small-scale LNG commercial pipeline and LNG infrastructure demand are all increasing at the same time, resulting from the supply/demand intersection as well as increasing public sector support for and acceptance of LNG.

While the third quarter 2021 provided confidence in progress toward FID for at least three of the Big LNG projects, the fourth quarter 2021 activity on these projects further accelerated with strong global pricing and long-term fundamentals supporting these North American infrastructure projects. Not only were we actively involved in the start-up processes at Venture Global’s Calcasieu Pass location, we also were issued another patent for our IPSMR® process technology, covering the process system itself and have been awarded numerous foreign patents in the IPSMR® technology field. Additionally, IPSMR® and IPSMR+® have been qualified by another major international energy company, TotalEnergies.

a.We continue to expect Venture Global Plaquemines Phase 1 (10 million tonnes per annum (“MTPA”)), which we anticipate will include approximately $136 million of Chart content to proceed to FID in the first half of 2022. In the fourth quarter 2021, we received a $1 million first release on engineering work (Limited Notice to Proceed, “LNTP”) on this project and yesterday we received a second engineering release on the project of $9 million.

a.Cheniere, whose Corpus Christi Stage 3 Project we anticipate will include approximately $375 million of Chart content also released us on engineering work in December 2021, and we anticipate a full notice to proceed in 2022.

a.Tellurian Driftwood Project Phase 1 (11 MTPA), which we anticipate will include over $350 million of Chart content (none of which is in our backlog) continues to progress toward their intent to proceed to construction in early 2022.

We were awarded approximately $80 million of orders for three small and utility-scale LNG liquefaction projects with three different customers the last week of 2021, contributing to our total of seven liquefier orders (three LNG and four hydrogen/helium) in the full-year 2021, the most liquefiers booked in our history. And we believe this is just the beginning of the small-scale trend; our commercial pipeline of small, utility-scale and regas potential projects totals over $1.5 billion (with over 200 potential projects at various stages of progress), and we anticipate there will be at least one of these orders booked in the first half of 2022. And not to be forgotten, the third pillar of our LNG offering, LNG infrastructure, continues to show growth, evidenced by record orders and sales in the full year 2021 for both LNG fueling stations and LNG over-the-road vehicle tanks.

We continue to invest organically and inorganically for capacity, automation, manufacturing optimization as well as in our ESG solutions for the “Nexus of Clean” – clean power, clean water, clean food and clean industrials.

There continues to be public and private sector support, focus and investment in sustainable solutions. In the fourth quarter 2021, we closed on the acquisition of Earthly Labs, which is the world leader in installations of small-scale carbon capture. Earthly Labs booked our first winery install at Trefethen Winery, our first distillery (Big Storm Distillery), our first New Zealand installation and our first United Kingdom customer Hempworth Brewery. We expect the Canadian and UK markets to meaningfully grow for small-scale carbon capture, addressing the shortage of CO2 in these markets.

Clean water is also a growth area. Our ChartWater™ platform, consisting of AdEdge and BlueInGreen process technologies with Chart equipment, posted record orders, backlog & sales in both the fourth quarter 2021 as well as the full year of 2021. Yesterday we were awarded our first water project in India. The project is over $6 million of our scope and is funded and awarded under the Water Supply Scheme by the Drinking Water and Sanitation Division Garhwa, Jharkhand.

We continue to make organic capacity, productivity and automation investments, details of which can be found on slide 11 in the supplemental presentation. We anticipate spending approximately $50 million to $55 million in capital expenditures in 2022, driven by investments to replicate production lines in strategic locations, continuing to implement additional automation across our factories and expanding manufacturing capacity in India, Germany and the United States.

Throughout 2021, we strategically decided to increase our on-hand inventory balance as the result of increases in material costs and the frequently discussed availability challenges of materials. This decision resulted in lower than typical free cash flow in 2021. We are pleased with this decision as we were and are able to meet our customers’ demand requirements. While we will continue to carry higher than typical inventory levels in 2022 to meet the broad-based demand in an ongoing difficult supply chain environment, we anticipate that free cash flow for 2022 will reflect the tempering of these challenges as the year progresses as well as the timing of sales from backlog.

2022 Outlook Reconfirmed.
Considering our record order year in 2021, record order quarter in the fourth quarter 2021 and record backlog as of December 31, 2021, as well as visibility to our strongest ever commercial pipeline of potential work, we reinforce our anticipated 2022 full year sales outlook range of $1.70 billion to $1.85 billion. This outlook does not include any additional or new Big LNG projects (although orders are expected in the first half of 2022); it does include the engineering work which began for two Big LNG projects. Note that the timing of our first quarter 2022 sales are seasonally in line with a typical Chart year, where the first quarter is the lowest of the year given the Chinese New Year, customer capital spend behavior (the first quarter is typically sequentially lower than the prior fourth quarter) and high COVID-19 absences in the first five weeks of 2022. Sales are expected to sequentially increase throughout the year. Details on our 2022 sales outlook can be found in the supplemental presentation on slides 23 and 24. Associated adjusted non-diluted EPS is expected to be in the range of $5.25 to $6.50 on approximately 35.6 million weighted shares outstanding and assuming a 19% effective tax rate. We anticipate the first half of 2022 will include a margin drag from historical levels from the ongoing macro challenges but increasingly be offset as the year progresses by the positive impact from actions we have taken to date.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted earnings per non-diluted share, adjusted selling, general and administrative expenses, net income attributable to Chart Industries, Inc. adjusted, and adjusted free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Fourth Quarter and FY 2021 Earnings Per Share," “Fourth Quarter and Full Year 2021 Segment Information” “Fourth Quarter and Full 2021 Free Cash Flow”, and “Fourth Quarter and Full Year 2021 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2022 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its fourth quarter and full year 2021 financial results on a conference call on Thursday, February 24, 2022 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the

U.S., entering conference ID 6268015. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 6268015. The replay will be available beginning 12:30 p.m. ET, Thursday, February 24, 2022 until 12:30 p.m. ET, Thursday, March 3, 2022.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki, CFA
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Sales	$378.9	$312.4	$1,317.7	$1,177.1
Cost of sales	296.7	224.5	993.5	845.0
Gross profit	82.2	87.9	324.2	332.1
Selling, general, and administrative expenses	51.4	41.0	196.8	178.2
Amortization expense	10.4	8.4	38.9	45.7
Asset impairments (1)	—	16.0	—	16.0
Operating expenses	61.8	65.4	235.7	239.9
Operating income (1) - (6)	20.4	22.5	88.5	92.2
Interest expense (income), net	3.3	(3.5)	10.7	17.7
Financing costs amortization	4.8	1.1	8.3	4.3
Unrealized gain on investment in equity securities	(2.0)	(16.3)	(3.2)	(13.1)
Realized gain on investment in equity securities	(2.6)	—	(2.6)	—
Foreign currency loss	1.2	0.1	0.9	0.9
Gain on bargain purchase	—	(5.0)	—	(5.0)
Other expense, net	(0.1)	2.2	0.3	2.2
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates, net	15.8	43.9	74.1	85.2
Income tax expense	3.6	6.0	13.5	14.9
Income from continuing operations before equity in earnings of unconsolidated affiliates, net	12.2	37.9	60.6	70.3
Equity in earnings of unconsolidated affiliates, net	0.2	—	0.3	—
Income from continuing operations	12.4	37.9	60.9	70.3
Income from discontinued operations, net of tax (7)	—	220.3	—	239.2
Net income	12.4	258.2	60.9	309.5
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.3	0.4	1.8	1.4
Net income attributable to Chart Industries, Inc.	$12.1	$257.8	$59.1	$308.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) — (Continued) (Dollars and shares in millions, except per share amounts)

Net income attributable to Chart Industries, Inc.
Income from continuing operations	$12.1	$37.5	$59.1	$68.9
Income from discontinued operations, net of tax	—	220.3	—	239.2
Net income attributable to Chart Industries, Inc.	$12.1	$257.8	$59.1	$308.1

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.34	$1.06	$1.66	$1.95
Income from discontinued operations	—	6.23	—	6.76
Net income attributable to Chart Industries, Inc.	$0.34	$7.29	$1.66	$8.71
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.29	$0.97	$1.44	$1.89
Income from discontinued operations	—	5.72	—	6.56
Net income attributable to Chart Industries, Inc.	$0.29	$6.69	$1.44	$8.45
Weighted-average number of common shares outstanding:
Basic	35.65	35.34	35.61	35.38
Diluted (8) (9)	41.57	38.55	41.11	36.45
_______________
(1)Includes $16.0 impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the year ended December 31, 2020.
(2)Includes depreciation expense of:
•$10.4 and $10.1 for the quarter ended December 31, 2021 and 2020, respectively, and
•$41.7 and $38.8 for the year ended December 31, 2021 and 2020, respectively.
(3)Includes restructuring costs of:
•$0.6 and $0.9 for the quarter ended December 31, 2021 and 2020, respectively, and
•$3.5 and $13.6 for the year ended December 31, 2021 and 2020, respectively.
(4)Includes transaction-related costs of $2.5 for the year ended December 31, 2021, which were mainly related to the Earthly Labs Inc., Cryogenic Gas Technologies, Inc., L.A. Turbine and AdEdge Holdings, LLC acquisitions.
(5)Includes transaction-related costs of $2.6 for the years ended December 31, 2020, which were mainly related to the Sustainable Energy Solutions, Inc., BlueInGreen, LLC and Alabama Trailers acquisitions.
(6)In conjunction with the amendment of our credit facilities, we recognized charges of $4.1 in unamortized debt issuance cost write offs associated with previous credit facilities and new debt issuance costs, which are classified as financing costs amortization in our consolidated income statement for the year ended December 31, 2021.
(7)Includes gain on sale of our cryobiological products business of $224.2, net of taxes of $25.2, for both the quarter and year ended December 31, 2020.
(8)Includes an additional 5.56 and 5.17 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2021, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.94 and 2.76 for the fourth quarter and full year 2021, respectively.
(9)Includes an additional 2.84 and 0.81 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter and full year 2020, respectively.  The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP.  If the hedge could have been considered, it would have reduced the additional shares by 1.72 and 0.53 for the fourth quarter and full year ended 2020, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Cash Provided By (Used In) Operating Activities (1) (2) (3)	$20.4	$60.2	$(21.3)	$172.7
Investing Activities
Proceeds from sale of businesses	—	317.5	—	317.5
Acquisition of businesses, net of cash acquired	(36.0)	(51.9)	(205.1)	(51.9)
Investments	(0.7)	(50.8)	(103.9)	(50.8)
Capital expenditures (4) (5)	(16.2)	(10.6)	(52.7)	(37.9)
Proceeds from sale of assets	—	—	—	7.9
Government grants	0.1	0.2	0.5	0.2
Net Cash (Used In) Provided By Investing Activities	(52.8)	204.4	(361.2)	185.0
Financing Activities
Borrowings on revolving credit facilities	717.0	120.5	1,361.1	215.0
Repayments on revolving credit facilities	(552.0)	(56.0)	(873.6)	(223.1)
Borrowings on term loan	—	—	—	—
Repayments on term loan	(103.1)	(335.7)	(103.1)	(344.1)
Payments for debt issuance costs	(3.0)	—	(3.0)	(1.0)
Proceeds from exercise of stock options	(0.1)	6.8	6.9	11.0
Common stock repurchases from share-based compensation plans	(3.2)	(0.2)	(6.4)	(1.9)
Common stock repurchases (6)	—	—	—	(19.3)
Net Cash Provided By (Used In) Financing Activities	55.6	(264.6)	381.9	(363.4)
Effect of exchange rate changes on cash	(3.8)	4.4	(3.1)	11.8
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	19.4	4.4	(3.7)	6.1
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (7)	103.0	121.7	126.1	120.0
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (7)	$122.4	$126.1	$122.4	$126.1
_______________
(1)Includes gain on sale of our cryobiological products business of $249.4 for the year ended December 31, 2020.
(2)Includes depreciation expense for continuing operations of $10.4 and $10.1 for the quarter ended December 31, 2021 and 2020, respectively and $41.7 and $38.8 for the years ended December 31, 2021 and 2020, respectively.
(3)Includes depreciation expense for discontinued operations of $0.7 for the year ended December 31, 2020.
(4)Includes capital expenditures for continuing operations of $16.2 and $10.6 for the quarter ended December 31, 2021 and 2020, respectively and $52.7 and $37.5 for the years ended December 31, 2021 and 2020, respectively.
(5)Includes capital expenditures for discontinued operations of $0.4 for the year ended December 31, 2020.
(6)Includes $19.3 in shares repurchased through our share repurchase program for the year ended December 31, 2020.
(7)Includes restricted cash and restricted cash equivalents of $0.2 for the quarter and year ended December 31, 2021 and $1.0 for the quarter and year ended December 31, 2020.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$122.2	$125.1
Accounts receivable, net	236.3	200.8
Inventories, net	321.5	248.4
Other current assets	173.5	128.7
Property, plant, and equipment, net	416.0	414.5
Goodwill	994.6	865.9
Identifiable intangible assets, net	556.1	493.1
Equity method investments	99.6	5.3
Investments in equity securities	77.8	73.6
Other assets	46.2	15.1
TOTAL ASSETS	$3,043.8	$2,570.5

LIABILITIES AND EQUITY
Current liabilities	$693.9	$634.8
Long-term debt	600.8	221.6
Other long-term liabilities	123.9	134.8
Equity	1,625.2	1,579.3
TOTAL LIABILITIES AND EQUITY	$3,043.8	$2,570.5

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Sales
Cryo Tank Solutions	$133.5	$110.5	$447.4	$415.8
Heat Transfer Systems	71.9	78.9	262.7	369.8
Specialty Products	131.9	85.1	432.9	242.6
Repair, Service & Leasing	44.7	41.0	187.0	158.3
Intersegment eliminations	(3.1)	(3.1)	(12.3)	(9.4)
Consolidated	$378.9	$312.4	$1,317.7	$1,177.1
Gross Profit
Cryo Tank Solutions	$22.5	$24.0	$93.5	$99.5
Heat Transfer Systems	6.4	19.5	35.6	93.7
Specialty Products	39.9	26.5	145.5	84.3
Repair, Service & Leasing	13.4	17.9	49.6	54.6
Consolidated	$82.2	$87.9	$324.2	$332.1
Gross Profit Margin
Cryo Tank Solutions	16.9%	21.7%	20.9%	23.9%
Heat Transfer Systems	8.9%	24.7%	13.6%	25.3%
Specialty Products	30.3%	31.1%	33.6%	34.7%
Repair, Service & Leasing	30.0%	43.7%	26.5%	34.5%
Consolidated	21.7%	28.1%	24.6%	28.2%
Operating Income (Loss)
Cryo Tank Solutions	$10.9	$11.2	$52.9	$52.5
Heat Transfer Systems	(5.8)	(9.9)	(12.3)	11.2
Specialty Products	26.4	19.9	94.1	60.7
Repair, Service & Leasing	7.2	12.1	23.3	30.3
Corporate	(18.3)	(10.8)	(69.5)	(62.5)
Consolidated (1) (2) (3) (4) (5)(6)	$20.4	$22.5	$88.5	$92.2
Operating Margin
Cryo Tank Solutions	8.2%	10.1%	11.8%	12.6%
Heat Transfer Systems	(8.1)%	(12.5)%	(4.7)%	3.0%
Specialty Products	20.0%	23.4%	21.7%	25.0%
Repair, Service & Leasing	16.1%	29.5%	12.5%	19.1%
Consolidated	5.4%	7.2%	6.7%	7.8%

(1)Restructuring costs (credits) for the quarter ended:
•December 31, 2021 were $0.6 ($0.5 – Heat Transfer Systems and $0.1 – Repair, Service & Leasing).
•December 31, 2020 were $0.9 ($0.1 Cryo Tank Solutions, $0.6 Heat Transfer Systems, $0.3 – Specialty Products and $(0.1) - Corporate).
(2)Restructuring costs for the year ended:
•December 31, 2021 were $3.5 ($0.3 – Cryo Tank Solutions, $1.7 – Heat Transfer Systems and $1.5 – Repair, Service & Leasing).
•December 31, 2020 were $13.6 ($2.7 Cryo Tank Solutions, $7.4 Heat Transfer Systems, $0.7 – Specialty Products, $0.2 – Repair, Service & Leasing and $2.6 – Corporate).

(3)Includes $16.0 impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the year ended December 31, 2020.
(4)Includes acquisition-related contingent consideration adjustments of $(1.2) and $1.1 for the quarter and year ended December 31, 2021, respectively.
(5)Includes a $2.6 gain on sale of a facility in China for the year ended December 31, 2020 recorded within our Cryo Tank Solutions segment.
(6)Includes transaction related costs of $2.5 for the year ended December 31, 2021 and $2.6 for the year ended December 31, 2020, in Corporate related to recent acquisitions.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Year Ended December 31,
	December 31, 2021	September 30, 2021	2021	2020
Orders
Cryo Tank Solutions	$117.2	$133.3	$555.4	$417.5
Heat Transfer Systems (1)	117.5	41.1	312.0	331.1
Specialty Products	182.3	131.3	648.6	279.2
Repair, Service & Leasing	45.9	52.9	180.6	196.8
Intersegment eliminations	(2.0)	(8.4)	(20.5)	(14.5)
Consolidated	$460.9	$350.2	$1,676.1	$1,210.1

	As of
	December 31, 2021	September 30, 2021	December 31, 2020
Backlog
Cryo Tank Solutions	$346.8	$345.3	$222.6
Heat Transfer Systems (1) (2)	370.4	335.1	329.2
Specialty Products	438.2	381.2	199.7
Repair, Service & Leasing	56.5	54.4	63.1
Intersegment eliminations	(21.8)	(13.8)	(4.6)
Consolidated	$1,190.1	$1,102.2	$810.0
_______________
(1)Included in 2020 Heat Transfer Systems segment orders was a $70 million order for a downstream project (100% air cooled heat exchangers).
(2)Included in Heat Transfer Systems segment backlog for all periods presented is approximately $40.0 related to the previously announced Magnolia LNG order where production release is delayed. In general, similar projects previously put on hold in the market are beginning to move ahead as the clean energy infrastructure build out ramps up.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER BASIC SHARE TO ADJUSTED EARNINGS PER NON-DILUTED SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Basic earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$0.34	$1.06	$1.66	$1.95
Restructuring related costs (1)	0.21	0.04	0.60	0.52
Deal related and integration costs (2)	0.17	—	0.47	0.07
Start-up costs (organic) (3)	0.08	—	0.25	—
Debt refinance costs (4)	0.12	—	0.12	—
Air-X-Changers trade name impairment (5)	—	0.45	—	0.45
Gains on purchase or sale (6)	(0.07)	(0.14)	(0.07)	(0.21)
Investment equities mark-to-market (7)	(0.06)	(0.49)	(0.12)	(0.37)
Other one-time items (8)	0.01	0.02	0.14	0.10
Tax effects	(0.07)	(0.03)	(0.21)	(0.14)
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.73	$0.91	$2.84	$2.37
_______________
(1)Restructuring related costs:
•During the quarter and year ended December 31, 2021 of $7.4 and $17.6, respectively, were comprised of relocation and facility start-up costs and departmental restructuring, including headcount reductions.
•During the quarter and year ended December 31, 2020 of $0.9 and $13.6, respectively, were comprised of restructuring costs, that primarily related to facility consolidations in our Heat Transfer Systems segment, as well as departmental restructuring, including headcount reductions.
(2)Deal related and integration costs during the quarter and year ended December 31, 2021 of $6.2 and $16.9, respectively, were comprised of integration costs related to our recent acquisitions of Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, Earthly Labs Inc. as well as integration costs from 2020 acquisitions including Alabama Trailers, BlueInGreen, LLC and Sustainable Energy Solutions, Inc. Deal related and integration costs during the quarter and year ended December 31, 2021 also include acquisition related contingent consideration, income taxes and interest expense related to previous divestitures. Deal related and integration costs for the year ended December 31, 2020 includes a $2.6 gain on sale of a facility in China.
(3)Start-up costs (organic) during the quarter and year ended December 31, 2021 of $2.8 and $8.9, respectively, were comprised of Richburg, South Carolina repair facility start-up costs, Tulsa, Oklahoma product line start-up costs and incremental costs related to our flex manufacturing facility in Tulsa, Oklahoma.
(4)Includes debt refinance costs during the quarter and year ended December 31, 2021 of $4.1 related to the refinance of our credit facilities during the fourth quarter of 2021.
(5)Includes $16.0 impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the year ended December 31, 2020.
(6)Includes a $2.6 gain from the remeasurement of our initial 15% investment in Earthly Labs Inc. for the quarter and year ended December 31, 2021. Includes a $5.0 gain on bargain purchase related the Alabama Trailers acquisition for the quarter and year ended December 31, 2020.
(7)Includes mark-to-market fair value adjustments of our investments in equity securities related to McPhy (Euronext Paris: MCPHY – ISIN; FR0011742329) and Stabilis Energy, Inc. (NasdaqCM: SLNG) for the quarters and years ended December 31, 2021 and 2020. The year ended December 31, 2021 also includes a $20.7 mark-to-market adjustment upon remeasurement of the initial HTEC Hydrogen Technology & Energy Corporation investment.
(8)For the quarter and year ended December 31, 2021, other one-time costs include Covid-19 related costs, which include labor disruption, freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products. Other one-time costs for the quarter and year ended December 31, 2021 also include costs related to commercial and legal settlements and storm damage. For the quarter and year ended December 31, 2020, other one-time costs include Covid-19 related costs, which include freight, transition tax, and accelerated tax impacts related to a China facility closure.

_______________
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income attributable to Chart Industries, Inc. (U.S. GAAP)	$12.1	$257.8	$59.1	$308.1
Income attributable to noncontrolling interests, net of taxes (U.S. GAAP)	0.3	0.4	1.8	1.4
Net income (U.S. GAAP)	12.4	258.2	60.9	309.5
Financing costs amortization	4.8	1.1	8.3	4.3
Unrealized foreign currency transaction loss (gain)	4.7	5.4	(1.1)	2.3
Employee share-based compensation expense	3.1	1.8	11.2	8.9
Realized gain on investment of equity securities	(2.6)	—	(2.6)	—
Unrealized (gain) loss on investment in equity securities	(2.0)	(16.3)	(3.2)	(13.1)
Equity in earnings of unconsolidated affiliates, net	(0.2)	—	(0.3)	—
Gain on sale of business	—	(249.4)	—	(249.4)
Asset impairments	—	16.0	—	16.0
Gain on bargain purchase	—	(5.0)	—	(5.0)
Interest accretion of convertible notes discount	—	2.1	—	8.0
Deferred income tax (benefit) expense	(7.9)	1.0	(7.9)	1.0
Other non-cash operating activities	(7.3)	4.6	(4.8)	1.5
Net income adjusted (non-GAAP)	$5.0	$19.5	$60.5	$84.0
_______________
Net income adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities from continuing operations	$20.4	$60.2	$(21.3)	$172.7
Capital expenditures	(16.2)	(10.6)	(52.7)	(37.9)
Free cash flow (non-GAAP)	$4.2	$49.6	$(74.0)	$134.8
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT; SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES; AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Year Ended December 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$447.4	$262.7	$432.9	$187.0	$(12.3)	$—	$1,317.7
Gross profit as reported (U.S. GAAP)	93.5	35.6	145.5	49.6	—	—	324.2
Restructuring, transaction-related and other one-time costs	7.9	13.0	6.4	6.9	—	—	34.2
Adjusted gross profit (non-GAAP)	$101.4	$48.6	$151.9	$56.5	$—	$—	$358.4
Adjusted gross profit margin (non-GAAP)	22.7%	18.5%	35.1%	30.2%	—%	—%	27.2%

Selling, general and administrative expenses as reported (U.S. GAAP)	$38.1	$28.1	$43.3	$17.8	$—	$69.5	$196.8
Restructuring, transaction-related and other one-time costs	(0.6)	(0.8)	(2.6)	(0.1)	—	(7.1)	(11.2)
Adjusted selling, general and administrative expenses (non-GAAP)	$37.5	$27.3	$40.7	$17.7	$—	$62.4	$185.6

Operating income (loss) as reported (U.S. GAAP)	$52.9	$(12.3)	$94.1	$23.3	$—	$(69.5)	88.5
Restructuring, transaction-related and other one-time costs	$8.5	$13.8	$9.0	$7.0	$—	$7.1	45.4
Adjusted operating income (loss) (non-GAAP)	$61.4	$1.5	$103.1	$30.3	$—	$(62.4)	$133.9
Adjusted operating margin (non-GAAP)	13.7%	0.6%	23.8%	16.2%	—%	—%	10.2%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT; SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES; AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$133.5	$71.9	$131.9	$44.7	$(3.1)	$—	$378.9
Gross profit as reported (U.S. GAAP)	22.5	6.4	39.9	13.4	—	—	82.2
Restructuring, transaction-related and other one-time costs	2.7	3.6	1.2	2.1	—	—	9.6
Adjusted gross profit (non-GAAP)	$25.2	$10.0	$41.1	$15.5	$—	$—	$91.8
Adjusted gross profit margin (non-GAAP)	18.9%	13.9%	31.2%	34.7%	—%	—%	24.2%

Selling, general and administrative expenses as reported (U.S. GAAP)	$11.0	$7.2	$10.8	$4.1	$—	$18.3	$51.4
Restructuring, transaction-related and other one-time costs	(0.2)	(0.6)	(0.2)	—	—	(1.8)	(2.8)
Adjusted selling, general and administrative expenses (non-GAAP)	$10.8	$6.6	$10.6	$4.1	$—	$16.5	$48.6

Operating income (loss) as reported (U.S. GAAP)	$10.9	$(5.8)	$26.4	$7.2	$—	$(18.3)	20.4
Restructuring, transaction-related and other one-time costs	$2.9	$4.2	$1.4	$2.1	$—	$1.8	12.4
Adjusted operating income (loss) (non-GAAP)	$13.8	$(1.6)	$27.8	$9.3	$—	$(16.5)	$32.8
Adjusted operating margin (non-GAAP)	10.3%	(2.2)%	21.1%	20.8%	—%	—%	8.7%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Year Ended December 31, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$415.8	$369.8	$242.6	$158.3	$(9.4)	$—	$1,177.1
Gross profit as reported (U.S. GAAP)	99.5	93.7	84.3	54.6	—	—	$332.1
Restructuring, transaction-related and other one-time costs	1.0	5.0	2.0	2.2	—	—	10.2
Adjusted gross profit (non-GAAP)	$100.5	$98.7	$86.3	$56.8	$—	$—	$342.3
Adjusted gross profit margin (non-GAAP)	24.2%	26.7%	35.6%	35.9%	—%	—%	29.1%

Selling, general and administrative expenses as reported (U.S. GAAP)	$41.7	$36.6	$22.2	$15.3	$—	$62.4	$178.2
Restructuring, transaction-related and other one-time costs	0.8	(2.8)	(0.9)	(1.3)	—	(4.9)	(9.1)
Adjusted selling, general and administrative expenses (non-GAAP)	$42.5	$33.8	$21.3	$14.0	$—	$57.5	$169.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$110.5	$78.9	$85.1	$41.0	$(3.1)	$—	$312.4
Gross profit as reported (U.S. GAAP)	24.0	19.5	26.5	17.9	—	—	$87.9
Restructuring, transaction-related and other one-time costs	0.7	0.7	—	0.5	—	—	1.9
Adjusted gross profit (non-GAAP)	$24.7	$20.2	$26.5	$18.4	$—	$—	$89.8
Adjusted gross profit margin (non-GAAP)	22.4%	25.6%	31.1%	44.9%	—%	—%	28.7%

Selling, general and administrative expenses as reported (U.S. GAAP)	$11.6	$8.2	$6.4	$4.1	$—	$10.7	$41.0
Restructuring, transaction-related and other one-time costs	(0.1)	(0.2)	—	—	—	0.1	(0.2)
Adjusted selling, general and administrative expenses (non-GAAP)	$11.5	$8.0	$6.4	$4.1	$—	$10.8	$40.8
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.